Exhibit 99.01

FOR IMMEDIATE RELEASE:
For Media Inquiries:	Brad E. Schwartz, Chief Executive Officer
Monarch Bank (757) 389-5111

Monarch Elects William T. Morrison

to Corporate Board of Directors

CHESAPEAKE, Va., January 26, 2012 – Monarch Financial Holdings, Inc. (NASDAQ: MNRK), the parent company of Monarch Bank, today announced the election of William T. Morrison to its Corporate Board of Directors. He will also serve on the Board of Directors of Monarch Bank.

Mr. Morrison joined Monarch in 2007 and currently serves as the Chief Executive Officer of Monarch Mortgage, which is a division of Monarch Bank. He also serves as an Executive Vice President of Monarch Financial Holdings, Inc.

“Will has been instrumental to our successful and growing mortgage operations.” said Brad E. Schwartz, Chief Executive Officer of Monarch Bank. “I look forward to his service to our corporate board and welcome his leadership in shaping our company for years to come.”

Morrison is a Virginia Beach native and graduated from Old Dominion University with a degree in Finance. He has served in various and progressively higher-level roles in both banking and mortgage banking during his career, having held positions including Chief Credit Officer and Chief Operating Officer. He resides in Virginia Beach with his wife Laura.

About Monarch

Monarch Financial Holdings, Inc. is the one-bank holding company for Monarch Bank. Monarch Bank is a community bank with nine banking offices in Chesapeake, Virginia Beach, and Norfolk, Virginia. OBX Bank, a division of Monarch Bank, operates offices in Kitty Hawk and Nags Head, North Carolina. Services are also provided through over fifty ATMs located in the South Hampton Roads area and the Outer Banks of North Carolina, and “Monarch Online” consumer and business internet banking (monarchbank.com). Monarch Mortgage and our affiliated mortgage companies have over twenty offices with locations in Virginia, North Carolina, Maryland, and South Carolina. Our subsidiaries/ divisions include Monarch Bank, OBX Bank, Monarch Mortgage (secondary mortgage origination), Coastal Home Mortgage, LLC (secondary mortgage origination), Regional Home Mortgage, LLC (secondary mortgage origination), Monarch Home Funding, LLC (secondary mortgage origination), Monarch Investments (investment and insurance solutions), Real Estate Security Agency, LLC (title agency) and Monarch Capital, LLC (commercial mortgage brokerage). The shares of common stock of Monarch Financial Holdings, Inc. are publicly traded on the NASDAQ Capital Market under the symbol “MNRK,” and shares of our convertible preferred stock are publicly traded on the NASDAQ Capital Market under the symbol “MNRKP.”

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